     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2000
                                           REGISTRATION NO. 333-________________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                -----------------

                           GENELABS TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

               CALIFORNIA                              94-3010150
     (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)

                               505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 369-9500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              HEATHER CRISS KELLER
                           GENELABS TECHNOLOGIES, INC.
                               505 PENOBSCOT DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 369-9500

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                             GREGORY C. SMITH, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                        525 UNIVERSITY AVENUE, SUITE 220
                               PALO ALTO, CA 94301
                                 (650) 470-4500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                -----------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of Each Class of              Amount To Be          Proposed Maximum             Proposed Maximum                Amount of
Securities To Be Registered         Registered(1)       Offering Per Share(1)     Aggregate Offering Price(1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value        5,000,000 shares             $5.594                      $27,970,000                 $7,384.08
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based upon the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on April 11, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

      THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD TO YOU UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 12, 2000

                                   PROSPECTUS

                                5,000,000 Shares

                           GENELABS TECHNOLOGIES, INC.

                                  Common Stock

                            ------------------------

        This prospectus will allow us to issue common stock over time. This means:

        - we will provide a prospectus supplement each time we issue common stock;

        - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

        - you should read this document and any prospectus supplement carefully before you invest.

        Genelabs' common stock is traded on the Nasdaq National Market under the symbol "GNLB". On April 11, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $5.4375 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this prospectus is _____, 2000

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary...................................................       4

The Company..........................................................       4

The Offering.........................................................       4

Forward Looking Statements...........................................       4

Risk Factors.........................................................       5

Where You Can Get More Information...................................      10

Use of Proceeds......................................................      11

Dilution.............................................................      11

Plan of Distribution.................................................      12

Legal Matters........................................................      12

Experts..............................................................      12

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

                                   THE COMPANY

      Genelabs was incorporated in California in 1985. Our executive offices are located at 505 Penobscot Drive, Redwood City, California 94063, and our telephone number is (650) 369-9500. Genelabs' worldwide web address is http://www.genelabs.com. Information contained in our worldwide website should not be considered to be part of this prospectus.

      Genelabs(R) and the Genelabs logo are registered trademarks of Genelabs Technologies, Inc. This prospectus also includes trade names and trademarks of companies other than Genelabs.

                         THE OFFERING

   Common stock offered in this prospectus.....      5,000,000 shares

   Common stock outstanding after the offering.      45,783,994 shares

   Use of proceeds                                   For pre-commercialization activities and drug
                                                     development and drug discovery activities,
                                                     including building a sales and marketing
                                                     infrastructure, acquiring commercially saleable
                                                     product quantities, further drug development
                                                     activities, additional drug discovery research
                                                     and other general corporate purposes. See "Use
                                                     of Proceeds."

   Nasdaq National Market symbol                     GNLB

The common stock outstanding after the offering is based on shares outstanding as of March 31, 2000 and does not include:

~ 3,716,681 shares of common stock issuable upon exercise of options outstanding as of March 31, 2000 at a weighted average exercise price of $3.677 per share;

~ 3,333,334 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock as of March 31, 2000; and

~ 1,354,092 shares of common stock issuable upon exercise of stock options reserved for grant as of March 31, 2000.

                           FORWARD LOOKING STATEMENTS

        All statements in this prospectus that are not historical are forward-looking statements. Forward-looking statements involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, those statements concerning regulatory approval, clinical trials, progress of drug discovery programs, Genelabs' business plans, anticipated expenditures and the timing and need for additional funds. Forward-looking statements may be identified by terminology such as "may," "will," "expects," "anticipates," "intends," "plans," "believes," "potential" and similar expressions. Some of the factors that could cause material differences in actual results of Genelabs' activities are uncertainty of regulatory approval, the outcome of drug discovery and product development efforts, manufacturing risks, and intellectual property rights. These and additional factors and risks are discussed below, especially under "Risk Factors" beginning on page 5. Shareholders and prospective investors in Genelabs should carefully consider these risk factors. Genelabs disclaims any obligation to update these statements for subsequent events.

                                  RISK FACTORS

        Please consider the following risk factors carefully in addition to the other information contained in this prospectus and in any other documents incorporated by reference into this prospectus from our other SEC filings.

RISKS RELATED TO GENELABS

REGULATORY APPROVALS ARE UNCERTAIN

        The production and marketing of our products is subject to rigorous requirements by the FDA, formally known as the U.S. Food and Drug Administration, and also by comparable agencies in other countries and by state regulatory authorities. The process of conducting clinical trials and obtaining regulatory approval for a product typically takes a number of years and involves substantial expenditures. In addition, product approvals may be withdrawn or limited for non-compliance with regulatory standards or the occurrence of unforeseen problems following initial marketing. We may encounter significant delays or excessive costs in our efforts to secure and maintain necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products. We cannot assure you that we will be able to obtain or maintain the necessary approvals for manufacturing or marketing our products for proposed indications or that the data we obtain in clinical trials will be sufficient to establish the safety and efficacy of our products. In particular, we cannot assure you that the FDA will view the results of our Phase III trials of GL701 as sufficient to serve as the basis for approval of a New Drug Application, referred to as an NDA.

        Even if we obtain regulatory approval for GL701, identification of certain side effects after it is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval or require reformulation, additional testing, and changes in labeling of the product. Our inability to obtain or maintain requisite governmental approvals, the identification of side effects or other factors could delay or preclude us from further developing or marketing GL701, which would have a material adverse effect on our business, financial condition and results of operations.

        We have obtained orphan drug status for GL701 for the treatment of systemic lupus erythematosus, a disease which we refer to as SLE or lupus. Orphan drug status may, under present regulations, entitle us to seven years of U.S. marketing exclusivity provided that we are the first to sponsor an approved new drug application for such indication. While the marketing exclusivity of an orphan drug would prevent other sponsors from obtaining approval of the same compound for the same indication, it would not prevent the same compound from being approved for a different use. We cannot assure you that the scope of protection or the level of exclusivity that is currently afforded by orphan drug status will remain in effect in the future.

        We are also subject to other regulations under numerous federal, state and local laws regarding, among other things, occupational safety, laboratory practices, the use and handling of radioisotopes and hazardous chemicals, prevention of illness and injury, environmental protection and hazardous substance control. Failure to comply with such regulations could have a material adverse effect on our business, financial condition and results of operations.

MARKET ACCEPTANCE OF GL701 IS UNCERTAIN

        A number of factors may affect the rate and depth of market acceptance of GL701 for SLE. Among these factors are the availability of third-party reimbursement, the price of GL701 relative to other drugs for SLE treatment, the perception by physicians and other members of the health care community of the efficacy and safety of GL701, and the effectiveness of our sales and marketing efforts. In addition, side effects or unfavorable publicity concerning GL701 or other drugs on the market could have a material adverse effect on our ability to obtain physician, patient or third-party payor acceptance.

        GL701 contains highly purified prasterone, the synthetic equivalent of DHEA, as the active ingredient. Products containing synthetic forms of DHEA are currently being marketed by others as dietary supplements. DHEA is an androgenic hormone produced by the body and is not a component of the diet. Our position is that this hormone should be classified as a drug and be subject to regulation and approval by the FDA. We have submitted documentation to the FDA requesting clarification of DHEA's status as a drug and removal from the market as a dietary supplement. We have also submitted documentation to the Drug Enforcement Administration, or DEA, requesting clarification of DHEA's status as an anabolic steroid. However, to date the FDA and DEA have taken no action to limit or regulate the sale of these products, and we cannot assure you that the FDA or DEA will be willing to do so in the future. In the event that GL701 receives FDA approval, the concurrent sale of these products could adversely affect the market for or the selling price of GL701.

WE HAVE LIMITED SALES, MARKETING AND DISTRIBUTION CAPABILITIES AND EXPERIENCE

        We have only limited sales, marketing and distribution capabilities, and have never commercially introduced a product to the market. If we successfully develop any new products, including GL701, we must develop a marketing and sales force with technical expertise and supporting distribution capability in order to market the product directly, or we must rely on larger pharmaceutical companies to market our products. We expect to incur significant expenses in developing, training, maintaining and managing our sales organization. The cost of establishing and maintaining the sales force may exceed GL701 product revenues and our direct marketing and sales efforts may not be successful.

WE ARE DEPENDENT ON OUTSIDE MANUFACTURING AND SUPPLIER SOURCES

        We have no internal manufacturing capabilities for pharmaceutical products and are entirely dependent on contract manufacturers to manufacture clinical and, if successfully developed, commercial-scale quantities of GL701 pursuant to supply agreements. We cannot assure you that these third party manufacturers will meet or continue to meet FDA or product specification standards or that our manufacturing requirements can be met in a consistent and timely manner. In addition, we may be unable to obtain sufficient contract manufacturing capacity due to competing demands on the contract manufacturer's capacity or other reasons. In the event of any interruption of supply from the contract manufacturer due to regulatory reasons, significant batch failures, capacity constraints or other causes, we cannot assure you that we could make alternative manufacturing arrangements on a timely basis, if at all. Such an interruption would have a material adverse effect on our business, financial condition and results of operations. Our submission of an NDA will be subject to the establishment of a commercial formulation and manufacturing process. As manufacturing process development and formulation activities are ongoing throughout the development process, we may encounter difficulties at any time that could result in delays in clinical trials, regulatory submissions and commercialization of our products, or cause potential negative financial and competitive consequences.

        We rely on certain suppliers of key raw materials to provide an adequate supply of such materials for production of finished products by a third party manufacturer. In particular, the active ingredient for GL701 currently is supplied to us by a limited number of sources. In addition, currently we have a single manufacturer to supply the finished product. The disqualification or loss of this manufacturer or one of these suppliers could have a material adverse effect on us because of difficulties and costs in obtaining and qualifying alternate suppliers. Regulatory requirements applicable to pharmaceutical products tend to make the substitution of suppliers costly and time consuming. The unavailability of adequate commercial quantities, the loss of a supplier's regulatory approval, the inability to develop alternative sources or an interruption in supply could impair our ability to manufacture and market our products. If we are unable to renew or extend an agreement with a manufacturer or supplier, if an existing agreement is terminated, or if a third party manufacturer or supplier otherwise cannot meet our needs for a product, we may not be able to obtain an alternative source of manufacture or supply. This could have a material adverse effect on our business, financial condition and results of operations.

CLINICAL TRIAL RESULTS ARE UNPREDICTABLE

        Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and initial clinical trials of products under development by us may not be predictive of results that will be obtained in large-scale testing. We cannot ensure that clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. The safety and efficacy of a therapeutic product under development by us, such as GL701, must be supported by extensive data from clinical trials. Many bio-pharmaceutical companies have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. We cannot assure you that any additional clinical trials conducted for GL701 will support other potential uses of the product or be sufficient to support additional label indications or continuing development of the drug candidate.

RESEARCH PROGRAMS WILL REQUIRE ADDITIONAL FUNDS

        We have incurred losses in each year since our inception and have accumulated approximately $143 million in net losses through December 31, 1999, including a net loss of $12.8 million in 1999. We anticipate realizing a net loss at least until 2001, and profitability thereafter is subject to significant uncertainty. We cannot assure you that revenues will be sufficient to fund operations or that we will achieve profitability or positive cash flow. Additional financing will be required to fund our continuing operations and research and development activities. This financing may dilute existing shareholders or provide certain rights to our assets. Our fund raising strategy is to sell additional equity in order to have the necessary resources to commercially launch GL701. If financing arrangements contemplated by management are not completed, we may have to seek other sources of capital or reevaluate our operating plans. Longer-term, we plan to fund our operations principally from revenue from sales of GL701, should it receive FDA approval. However, we cannot assure you that we will ever be able to generate revenue from sales of GL701. We are currently pursuing foreign GL701 licensing agreements, but cannot assure you that license agreements can be obtained on acceptable terms, if at all. We cannot assure you that we will be able to find buyers willing to purchase our equity or license our products or technology on commercially favorable terms, if at all.

        The unavailability of additional funds through the above-described potential financing sources will delay or prevent the development, testing, regulatory approval, manufacturing or marketing of some or all of our products and technologies and would have a material adverse effect on our business, financial condition and results of operations.

WE ARE IN AN EARLY STAGE OF DEVELOPMENT

        Our product candidates have never been sold commercially and our drug discovery technologies are at an early stage of development. Our technologies, including the DNA and RNA-binding technologies, have not been proven to have a therapeutic effect and are still under development. We cannot assure you that these technologies or any of our product candidates resulting therefrom will be successfully developed.

        Our drug discovery technologies will require substantial additional research and development efforts prior to any commercial use, including extensive preclinical testing and clinical trials as well as potentially lengthy regulatory approval. We cannot assure you that any of these products or technologies will be successfully developed, prove to be safe and efficacious at each stage of clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

WE DEPEND ON KEY EMPLOYEES FOR THE EXECUTION OF OUR BUSINESS PLAN

        Our success depends on the services of key employees in executive and research and development positions. The loss of the services of key executives or other employees could have a material adverse impact on our ability to execute our business plan.

COMPETITION IN BIOTECHNOLOGY IS INTENSE

        Competition is intense in the human healthcare industry, particularly in the application of biotechnology, and the level of competition is expected to increase in the future. In seeking to develop proprietary pharmaceutical products and technologies, we face competition from a number of major pharmaceutical companies as well as emerging biotechnology companies. Many of these competitors have substantially greater financial and other resources, larger research and development staffs and more extensive manufacturing and marketing capabilities than us. In addition, many of our competitors have significantly greater resources and more experience than us in preclinical testing and in conducting human clinical trials of potential pharmaceutical products and in obtaining FDA and other regulatory approvals. These factors may enable these competitors to develop products competitive with or superior to those we plan to develop. Such competitive products could enter the marketplace before our products.

        A significant amount of research in biotechnology is performed at universities and nonprofit research organizations. These entities are becoming more active in seeking patent protection and licensing revenues for their discoveries. The competition among large pharmaceutical companies and smaller biotechnology companies to acquire technologies from these entities also is intensifying. These institutions also compete with us to recruit scientific personnel and to establish proprietary technology positions.

PATENT AND TRADE SECRET PROTECTION IS UNCERTAIN

        The biotechnology, pharmaceutical and diagnostic industries are subject to conflicting patent rights of various parties. The patent positions of all companies in these industries, including Genelabs, are uncertain and involve complex legal and factual issues. A patent application may be rejected or the claims may be significantly altered or narrowed before a patent issues. As a consequence, we do not know whether any of our patent applications will result in the issuance of patents. We cannot assure you that our patents will effectively protect our technologies. The priority of patent applications is determined under complex and sometimes conflicting U.S. and international laws. Therefore, we cannot assure you that our patent applications would have priority over competitors' patent applications, if any. Should the priority of a patent application come into question, we may have to participate in interference proceedings to determine priority of invention, which could result in substantial costs, even if the eventual outcome is favorable. Additionally, we may have to participate in opposition proceedings in European and other countries prior to the granting of a patent. The biotechnology industry is very competitive and other companies may own patents and applications and other proprietary rights relating to products or technology similar to our technologies. We cannot assure you that any patents we own or control will protect us against infringement litigation or afford commercially significant protection of our technology. The patent laws of foreign countries differ from those of the U.S. and the degree of protection, if any, afforded by foreign patents may be different.

        If another company were to successfully bring legal action against us claiming patent or other intellectual property right infringements, we could be liable for damages and prevented from using or selling such products or technologies. We might also be required to obtain a license to use, manufacture or sell the affected product or technology. We cannot assure you that we will prevail in any dispute regarding our intellectual property or that we will be able to obtain an acceptable license. Any litigation, whether or not resolved in favor of us, could be expensive and time-consuming, could consume substantial management resources and could have a material adverse effect on our business, financial condition and results of operations.

        GL701 is a pharmaceutical formulation designed for oral administration that contains DHEA as the active ingredient. DHEA is a compound that has been in the public domain for many years, and even though we have obtained U.S. patents relating to the use of DHEA to treat SLE and reduce steroid dosage in lupus patients, the compound itself cannot be patented.

        There may be intellectual property owned by third parties that is important to our drug discovery programs or for other indications for GL701 of which we are not currently aware. Furthermore, in the future others may obtain patents or develop proprietary rights necessary or useful for the operation of our business. Certain of these potentially competing patents or rights may be sufficiently broad to prevent or delay us from practicing our technology, and we may need to obtain licenses under these patents.

        We also rely on unpatented proprietary technology including trade secrets, know-how and continuing technological innovation to enhance and develop our competitive position. We seek to protect these types of information through a policy of having our employees, consultants and advisors execute confidentiality and assignment of invention agreements. We cannot assure you that these agreements will not be breached or that we will have adequate legal recourse in case of such breach. It is possible that others will independently develop the same or similar proprietary information, and we cannot assure you that we will be able to protect our rights in unpatented proprietary technology. Furthermore, we cannot assure you that others have not obtained or will not obtain patent protection that will preclude us from using our unpatented proprietary technology.

OFFERING RISKS

OUR STOCK PRICE IS VOLATILE

        The market price of our common stock, like the stock prices of many publicly traded biopharmaceutical companies, has been and will probably continue to be highly volatile. A variety of events can impact the stock price. Several of the events concerning us that can impact the price are discussed in this Risk Factors section. Numerous events occurring outside of our control may also impact the price of our common stock. Securities class action lawsuits have been brought against other companies following periods of volatility in the market price of their common stock. This type of litigation, if brought against us, could result in substantial costs and diversion of management's time, which could materially affect our business plan, financial condition and results of operations.

OUR UNDESIGNATED PREFERRED STOCK MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK

        Our Articles of Incorporation provides our Board of Directors with the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the shareholders. As of the date of this prospectus, the board of directors still has authority to designate and issue up to 5,000,000 shares of preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our shareholders. As a result, the market price of our common stock may be adversely affected. The issuance of preferred stock may also result in the loss of voting control by others.

                       WHERE YOU CAN GET MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-732-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov". In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        -   Annual Report on Form 10-K for the year ended December 31, 1999;

        - All other reports we have filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1999;

        - The description of the common stock contained in a registration statement filed under the Exchange Act, and any amendments or reports filed with the SEC for the purpose of updating such description.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

            Genelabs Technologies, Inc.
            Attn:  Investor Relations
            505 Penobscot Drive
            Redwood City, CA  94063
            Telephone:  (650) 369-9500

        This prospectus is part of a larger registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.


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
                                 USE OF PROCEEDS

        We cannot guarantee that we will receive any proceeds in connection with this offering.

        Companies in the biopharmaceutical industry generally expend significant capital resources in product research and development. We anticipate that substantial capital over a period of several years will be required to fund our research and development programs. In the long term, we plan to fund our operations principally from revenue from sales of GL701, should it receive FDA approval. However, we cannot assure you that we will ever be able to generate revenue from sales of GL701. Additional capital may be raised through additional public or private financings, as well as collaborative relationships, borrowings and other available sources.

        We intend to use the net proceeds of this offering, if any, for our pre-commercialization activities, our drug development and drug discovery programs and for other general corporate purposes. Genelabs currently plans that the proceeds, if any, will be used for building the sales and marketing infrastructure necessary for the commercial introduction of GL701, acquiring commercially saleable quantities of GL701, further development activities primarily regarding GL701, additional drug discovery research and general and administrative purposes. However, we have not identified precisely the amounts we plan to spend on each individual research, drug discovery and development program or the timing of such expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the status and timing of regulatory approvals, determinations as to the commercial potential of GL701, the amount and timing of the proceeds from this offering and the progress of our research, drug discovery and development programs. In addition, expenditures will also depend upon the establishment of marketing and collaborative research arrangements with other companies, the availability of other financing and other factors.

        Based upon our current operating plan, we believe that our available cash and existing sources of revenue, together with the proceeds of this offering, if any, and interest earned thereon, will be adequate to satisfy our capital needs until at least the middle of 2001.

                                    DILUTION

        The net tangible book value of Genelabs at March 31, 2000 was $4,849,000 or approximately $0.12 per share of common stock. Net tangible book value per share represents the amount of our tangible assets less total liabilities, divided by 40,783,994 shares of common stock.

        Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of 5,000,000 shares of common stock in this offering at an assumed offering price of $5.44 per share and the application of the estimated net proceeds therefrom (after deducting estimated offering expenses) the pro forma net tangible book value of Genelabs as of December 31, 1999 would have been $31,949,000 or $0.70 per share, an immediate increase in net tangible book value of $0.58 per share to existing stockholders and an immediate dilution in net tangible book value of $4.74 per share to purchasers of common stock in the offering, as illustrated in the following table:

      Assumed public offering price per share.........................          $5.44
      Net tangible book value per share at December 31, 1999..........  $0.12
      Increase per share attributable to new investors................  $0.58
                                                                        -----
      Pro forma net tangible book value per share after offering......          $0.70
                                                                                -----
      Net tangible book value dilution per share to new investors.....          $4.74
                                                                                =====

        To the extent that outstanding options are exercised, there will be further dilution to new investors.

                              PLAN OF DISTRIBUTION

        We may offer the common stock:

        -   directly to purchasers;

        -   to or through underwriters;

        -   through dealers, agents or institutional investors; or

        -   through a combination of such methods.

        Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

        - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

        - the material terms of the distribution, including the number of shares sold and the consideration paid;

        - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

        - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

        - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

                                  LEGAL MATTERS

        The validity of the issuance of the common stock offered in this prospectus will be passed upon for Genelabs by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K, for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses payable by Genelabs in connection with the sale of the 5,000,000 shares of common stock being registered. All the amounts shown are estimates except for the registration fee.

        SEC registration fee ..................................    $  7,384
        Legal fees and expenses ...............................    $ 50,000
        Accounting fees and expenses ..........................    $ 15,000
        Nasdaq fees for newly issued shares ...................    $ 17,500
        Printing and engraving expenses .......................    $  5,000
        Miscellaneous .........................................    $  5,116
                                                                   --------
            Total .............................................    $100,000
                                                                   ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under Section 317 of the California General Corporation Law (the "CGCL"), the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the Registrant), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the Registrant, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the Registrant, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Registrant and its shareholders provided that the specified court approval is obtained.

        As permitted by Section 317 of the CGCL, the Articles of Incorporation and By-Laws of the Registrant provide that the Registrant is authorized to provide indemnification for its directors and officers for breach of their duty to the Registrant and its shareholders through bylaw provisions or through agreements with the directors and officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL. The Registrant's By-laws provide for indemnification of its directors and officers to the maximum extent permitted by Section 317 of the CGCL except that indemnification is not available for proceedings initiated by an indemnitee unless such proceeding was authorized by Registrant's Board of Directors. In addition, agreements entered into by the Registrant with its directors and its executive officers require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts reasonably incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person was an agent of the Registrant (including judgments, fines and settlements in or of a derivative action, unless indemnification is otherwise prohibited by law), provided such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving a director or officer of Genelabs as to which indemnification is being sought, nor is Genelabs aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        Genelabs has an insurance policy covering the officers and directors of Genelabs with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

      EXHIBIT
       NUMBER    DESCRIPTION OF DOCUMENT
      -------    -----------------------
        4.1      Amended and Restated Articles of Incorporation.(1)

        4.2      By-laws.(2)

        4.3      Certificate of Determination of Preferences of Series A Convertible Preferred
                 Stock of Genelabs Technologies, Inc.(3)

        5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.(4)

        23.1     Consent of Ernst & Young LLP, Independent Auditors.

        23.2     Consent of Skadden, Arps, Slate, Meagher & Flom LLP.  Reference is made to
                 Exhibit 5.1.

        24.1     Power of Attorney. Reference is made to page II-4.

(1) Incorporated herein by reference to Exhibit 3.01 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

(2) Incorporated herein by reference to Exhibit 3.02 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(3) Incorporated herein by reference to Exhibit 10.37 to Registrant's Form 10-Q for the quarter ended June 30, 1995.

(4)   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                        (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                        Provided, however, that paragraphs (a)(1)(i) and
                  (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

            (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) of Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

            (5) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective;

            (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Redwood City, State of California, on the 12th day of April, 2000.

                                 GENELABS TECHNOLOGIES, INC.

                                 By:             /s/ JAMES A.D. SMITH
                                    --------------------------------------------
                                                  James A. D. Smith
                                         President, Chief Executive Officer
                                                    and Director

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Irene A. Chow and James A.D. Smith, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


              SIGNATURES                                 TITLE                           DATE
              ----------                                 -----                           ----
         /s/ JAMES A.D. SMITH              President, Chief Executive Officer      April 12, 2000
---------------------------------------           Officer and Director
           James A.D. Smith

        /s/ RICHARD A. WALDRON                      Vice President,                April 12, 2000
---------------------------------------         Chief Financial Officer
         Richard A. Waldron

         /s/ MATTHEW M. LOAR                     Vice President, Finance           April 12, 2000
---------------------------------------
           Matthew M. Loar

         /s/ IRENE A. CHOW                Chairman of the Board of Directors      April 12, 2000
---------------------------------------
           Irene A. Chow

        /s/ J. RICHARD CROUT                           Director                   April 12, 2000
---------------------------------------
         J. Richard Crout

      /s/ THOMAS E. DEWEY, JR.                         Director                   April 12, 2000
---------------------------------------
       Thomas E. Dewey, Jr.

                                                       Director

---------------------------------------
          Frank L. Douglas

        /s/ ARTHUR GRAY, JR.                           Director                   April 12, 2000
---------------------------------------
         Arthur Gray, Jr.

                                                       Director
---------------------------------------
            H. H. Haight

          /s/ ALAN Y. KWAN                             Director                   April 12, 2000
---------------------------------------
            Alan Y. Kwan

                                                       Director
---------------------------------------
            Nina K. Wang

                                  EXHIBIT INDEX

   SEQUENTIAL
   EXHIBIT NO.     DESCRIPTION
   -----------     -----------
        4.1        Amended and Restated Articles of Incorporation.(1)

        4.2        By-laws.(2)

        4.3        Certificate of Determination of Preferences of Series A Convertible
                   Preferred Stock of Genelabs Technologies, Inc.(3)

        5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (4)

       23.1        Consent of Ernst & Young LLP, Independent Auditors. Reference is
                   made to page II-7.

       23.2        Consent of Skadden, Arps, Slate, Meagher & Flom LLP.   Reference is
                   made to Exhibit 5.1.

       24.1        Power of Attorney.  Reference is made to page II-4.

(1) Incorporated herein by reference to Exhibit 3.01 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

(2) Incorporated herein by reference to Exhibit 3.02 to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(3) Incorporated herein by reference to Exhibit 10.37 to Registrant's Form 10-Q for the quarter ended June 30, 1995.

(4)   To be filed by amendment.